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FORM 4                                                                                                       OMB APPROVAL
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                                                                                                    OMB Number:           3235-0287
                                                                                                    Expires:     September 30, 1998
                                                                                                    Estimated average burden
                                                                                                    hours per response..........0.5
                                                                                                    --------------------------------
                                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, D.C. 20549

                                             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Orion Capital Incorporated               Tengtu International Corp. (TNTU)                   (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [ ] Director  [X] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
   Sherway Executive Center                 of Reporting       10/01                             (give title   (specify below)
   310 North Queen Street, Suite 103N       Person                                                below)
---------------------------------------     (Voluntary)     ------------------------------------------------------------------------
        (Street)                                            5. If Amendment, Date of         7. Individual or Joint/Group Filing
                                                               Original (Month/Year)           (check applicable line)

   Etobicoke, Ontario M9C54K Canada                                                          [X] Form Filed by One Reporting Person
                                                                                             [ ] Form Filed by More than One
                                                                                                 Reporting Person
------------------------------------------------------------------------------------------------------------------------------------

   (City)   (State)     (Zip)           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)                                                  (Instr. 3 and 4)
                                  ------------------------------------------------
                                     Code     V       Amount      (A) or (D) Price
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/31/01    J(1)             20,834         A       $0.30                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/30/01    P                   700         A       $1.31                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/29/01    P                   700         A       $1.33                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/23/01    P                 1,000         A       $1.23                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/23/01    P                 2,000         A       $1.25                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------

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1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)                                                  (Instr. 3 and 4)
                                  ------------------------------------------------
                                     Code     V       Amount      (A) or (D) Price
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
Common Stock             10/23/01    P                 1,000         A       $1.29                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
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Common Stock             10/19/01    P                 6,000         A       $1.28                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
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Common Stock             10/19/01    P                 5,000         A       $1.22                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/19/01    P                 5,000         A       $1.25                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/19/01    P                 3,000         A       $1.26                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/18/01    P                 3,500         A       $1.20                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/18/01    P                 4,000         A       $1.19                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/18/01    P                 4,000         A       $1.22                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/18/01    P                 1,300         A       $1.24                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/18/01    P                 2,000         A       $1.21                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/18/01    P                   700         A       $1.23                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/16/01    P                 1,200         A       $1.20                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/10/01    P                 5,000         A       $1.10                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/09/01    P                 3,500         A       $1.21                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/09/01    P                 2,000         A       $1.20                          D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/05/01    P                27,000         A       $1.21    11,040,003(2)         D          By Orion
                                                                                                                       Capital
                                                                                                                       Incorporated
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                              (Over)
          *If the form is filed by more than one reporting person, See Instruction 4(b)(v).

[ ] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b).

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/        (Instr. 8)      Securities
   (Instr. 3)     Derivative     Year)                              Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)

                                                                   (Instr. 3, 4,
                                                                    and 5)
                                                --------------------------------------
                                                      Code    V    (A)      (D)
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                         (Instr. 5)     Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
----------------------------------------------------------------------------------------------------------

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
Explanation of Responses:

(1) Acquired pursuant to a consulting agreement between Orion Capital Incorporated and Tengtu International Corp. The agreement provides for Orion Capital Incorporated to receive 250,000 shares of common stock of Tengtu International Corp. in monthly ratable installments prior to December 2003.

(2) Orion is also the holder of 70,000 shares of common stock of Tengtu International Corp. pledged to Orion as security for a loan made by it to an officer and director of Tengtu International Corp., who is the record and beneficial owner of the shares. Mr. Ballard disclaims beneficial ownership as to these shares.

                      /s/ WILLIAM BALLARD                  11/02/01
                      -------------------------------    ------------
                      **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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